Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Hill International, Inc. on Form S-8 (No. 333-137512) of our report dated June 29, 2018, on our audit of the financial statements of Hill International, Inc. 401(k) Retirement Savings Plan as of December 31, 2017, which report is included in this Annual Report on Form 11-K to be filed on or about June 26, 2019.

/s/ Kreischer Miller
Kreischer Miller

Horsham, Pennsylvania
June 26, 2019